Exhibit 99.1

NEWS BULLETIN

CalAmp Appoints Scott Arnold and Jason Cohenour to the Board of Directors

New appointments align with CalAmp’s business focus on Software-as-a-Service and Internet of Things

Kimberly Alexy to step down from Board after 11 years

IRVINE, CA – June 3, 2019 – CalAmp (Nasdaq: CAMP), a technology solutions pioneer transforming the global connected economy, today announced the addition of two new members to its board of directors:  Scott Arnold and Jason Cohenour, industry experts in Software-as-a-Service (SaaS) and Internet of Things (IoT), respectively.

“I am delighted to welcome Scott and Jason to CalAmp’s Board of Directors,” said A.J. “Bert” Moyer, CalAmp’s Chairman of the Board. “CalAmp has recently increased its international footprint through strategic acquisitions and accelerated its transformation to SaaS-based recurring revenue. These two new directors align perfectly with our strategy. Scott and Jason will bring fresh insights and perspectives as well as unique technology expertise that will help us drive continued profitable growth in the years ahead.”

“CalAmp’s vision for a global connected economy that links and manages complex IoT deployments through the CalAmp Telematics Cloud platform is exciting and represents a strategic customer mandate in many vertical markets. CalAmp is well positioned for growth and I’m thrilled to be at the table,” said Scott Arnold, current President of Shutterfly Enterprise (a subsidiary of Shutterfly, Inc. (Nasdaq: SFLY)).

Arnold also sits on the Board of Visitors at Duke University’s Pratt School of Engineering, and was previously the President and CEO at AppSense and a partner in McKinsey’s Silicon Valley office. He joins CalAmp’s board bringing an extensive background in SaaS and enterprise software, along with a passion for optimizing customer experiences and driving product innovation.

Jason Cohenour joins the CalAmp board with many years of international M&A, operations, marketing, and sales experience. In a prior role, he served as President, CEO, and Director at Sierra Wireless (Nasdaq: SWIR), where he led the company through a multi-year transformation from a mobile computing pure play to the global leader in intelligent wireless solutions for the IoT.

“I am thrilled to join the Board of Directors of CalAmp,” said Cohenour. “As an established technology solutions pioneer who is scaling their SaaS business, the company is well positioned to lead transformation in the global connected economy. I look forward to supporting the CalAmp team as they pursue their growth and value creation goals.”

With the additions of Arnold and Cohenour, Kimberly Alexy will step down from the CalAmp board after 11 years at the end of her term on July 24, 2019.

“While I will miss working with the management team and my fellow board members, I am excited to welcome our newest additions, Scott and Jason,” said Alexy. “CalAmp has been committed to board refreshment and adding increased SaaS and contemporary operating expertise. With three strong additions to the board in the past 12 months, I feel my time has come to step down. I wish the entire CalAmp team great success in the years ahead.”

“CalAmp’s newest board member additions come as a result of our continued momentum and growth. In the past year, the company has expanded its connected vehicle solutions to dynamic markets like construction equipment, consumer telematics, commercial fleets and transportation and logistics,” said Moyer.

“As part of our goal to increase our global footprint, we’ve recently made three acquisitions with the additions of LoJack Mexico, Synovia Solutions and Tracker UK,” said Michael Burdiek, President & CEO of CalAmp. “These acquisitions are a stepping stone for CalAmp, marking an anticipated boost to the company’s recurring revenue from SaaS services to over $30 million a quarter by the second half of the current fiscal year.”

About CalAmp

CalAmp (Nasdaq: CAMP) is a technology solutions pioneer transforming the global connected economy. We help reinvent businesses and improve lives around the globe with technology solutions that streamline complex IoT deployments and bring intelligence to the edge. Our software applications, scalable cloud services, and intelligent devices collect and assess business-critical data from mobile assets, cargo, companies, cities and people. We call this The New How, powering autonomous IoT interaction, facilitating efficient decision making, optimizing resource utilization, and improving road safety. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

CalAmp and the CalAmp logo are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries, and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

CalAmp Media Contact:	CalAmp Investor Contact:
Angela Baldwin	Leanne K. Sievers
Merritt Group	Shelton Group
650.270.3082	949.224.3874
baldwin@merrittgrp.com	lsievers@sheltongroup.com